Exhibit 3.2

THE BANK OF NEW YORK MELLON CORPORATION

AMENDED AND RESTATED BY-LAWS

(As amended February 9, 2010 to become effective on July 2, 2010)

ARTICLE ONE

Meetings of Stockholders

Section 8. REQUIRED VOTE FOR DIRECTORS. Except as otherwise provided by these By-Laws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the record date of such meeting as initially announced, the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 8 of this Article One of these By-Laws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” not counted as a vote cast either “for” or “against” that director’s election).